FOR IMMEDIATE RELEASE

Contact Information
Josh Klaetsch, Investor Relations
Phone: (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE APPOINTS OLA OYINSAN HIXON TO BOARD OF TRUSTEES

MINNEAPOLIS, MN, January 25, 2024 – Centerspace (NYSE: CSR) announced today the appointment of Ola Oyinsan Hixon to its Board of Trustees on January 23, 2024.
“We are very excited to welcome Ola as a Trustee,” said Centerspace President and CEO Anne Olson. “Her extensive portfolio and asset management experience within the real estate space will allow her to provide valuable insight as we scale and position our Company in the coming years.”
Ms. Hixon is an executive director at PGIM Real Estate and portfolio manager on the U.S. Value-Add equity team where she is responsible for investment strategy, transactions, asset management, and investor relations primarily for the affordable housing and impact fund strategies. Prior to joining PGIM Real Estate, she was a principal at KKR & Co., with responsibility for portfolio and asset management functions of real estate private equity funds with properties located across the country. Previously, Ola worked at The Blackstone Group where she managed the multifamily portfolio company, LivCor, as well as the single-family home portfolio company, Invitation Homes.
Earlier, Ola worked at The JBG Companies, UBS, and the investment banking division of Citigroup. Ola earned a bachelor’s degree in business administration from The Stephen M. Ross School of Business at the University of Michigan and a master’s degree in business administration from The Wharton School of the University of Pennsylvania.
Ola serves on ULI’s Multifamily Gold Council and is a member of Real Estate Executive Council (REEC). In addition, Hixon serves as a board member of the non-profit City Parks Foundation, which transforms parks into vibrant community centers of urban life for all New Yorkers.
“We are pleased to welcome Ola to our Board. She brings a wealth of knowledge and experience, particularly in multifamily real estate, portfolio strategy, and capital markets. Her perspectives will further strengthen the expertise of our Board, and I’m excited for her contributions to our continued success,” said Centerspace Board Chair John Schissel.
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 72 apartment communities consisting of 13,088 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. In 2022, Centerspace was named the National Apartment Association’s Leading Organization in Diversity, Equity, and Inclusion. For more information, please visit https://www.centerspacehomes.com.
If you would like more information about this topic, please contact Josh Klaetsch, Director of Investor Relations, at 701-837-7104, or IR@centerspacehomes.com.